Exhibit 99.2

AVITA Medical Announces Exclusive Distribution Agreement with Stedical Scientific

VALENCIA, Calif., January 10, 2024 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH) (the “Company”), a commercial-stage regenerative medicine company focused on first-in-class devices and autologous cellular therapies for skin restoration, today announced it has entered into an exclusive multi-year distribution agreement with Stedical Scientific, Inc. to commercialize PermeaDerm® Biosynthetic Wound Matrix in the United States. PermeaDerm is cleared by the Food and Drug Administration as a transparent matrix for use in the treatment of a variety of wound types until healing is achieved.

Under the terms of the agreement, AVITA Medical will hold the exclusive rights to market, sell, and distribute PermeaDerm products, including any future enhancements or modifications, within the United States. The initial term is for five years, with the option to renew for an additional five years, contingent upon meeting certain minimums. The Company expects the gross margin from the sale of PermeaDerm to be 50% of the average sales price.

“Our partnership with Stedical Scientific is an important step in expanding our portfolio and addressing the unmet needs of our patients,” said Jim Corbett, Chief Executive Officer of AVITA Medical. “AVITA Medical and Stedical Scientific are ideal partners given the complementary nature of our products, the overlap of call points, and the strength of our footprint and sales force. We anticipate these synergies will allow us to effectively leverage our established commercial presence, enhancing the integration of PermeaDerm into our portfolio. This strategic collaboration underscores our commitment to delivering innovative solutions and improving outcomes for those we serve.”

PermeaDerm is a biosynthetic matrix that facilitates wound healing while also providing a high level of permeability and biocompatibility. For burn or wound procedures treated with Spray-On Skin™ Cells from the RECELL® System, PermeaDerm can be applied to further aid in healing. PermeaDerm is eligible for reimbursement in the U.S. across inpatient and outpatient settings.

“We are thrilled to mark this important growth milestone with AVITA Medical, who shares our goal of treating millions of patients suffering from a broad spectrum of wounds,” said Lin Sun, Chairman of Stedical Scientific. “AVITA Medical has an established presence in the U.S. wound care market, further validating the clinical and commercial value of PermeaDerm. This collaboration will expand our reach to more patients, physicians, and hospitals with a compelling portfolio of solutions that improve care and surgical performance. We look forward to a long and successful partnership.”

About AVITA Medical, Inc.

AVITA Medical® is a commercial-stage regenerative medicine company transforming the standard of care for skin restoration with innovative devices and autologous cellular therapies. At the forefront of our platform is the RECELL® System, approved by the Food and Drug Administration for the treatment of thermal burn wounds and full-thickness skin defects, and for repigmentation of stable depigmented vitiligo lesions. RECELL harnesses the regenerative properties of a patient’s own skin to create Spray-On Skin™ Cells, delivering a transformative solution at the point-of-care. RECELL enables improved clinical outcomes. This breakthrough technology serves as the catalyst for a new treatment paradigm enabling improved clinical outcomes.

In international markets, our products are approved under the RECELL System brand to promote skin healing in a wide range of applications including burns, full-thickness skin defects, and vitiligo. The RECELL System is TGA-registered in Australia, received CE-mark approval in Europe and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

About Stedical Scientific, Inc.

Stedical Scientific, Inc. is an innovative tissue engineering and regenerative medicine company that develops, manufactures and sells cutting-edge products delivered from a proprietary biosynthetic technology platform for the treatment of acute and chronic wounds, burns, as well as for plastic and reconstructive surgery. Stedical Scientific’s mission is to expand its portfolios of disruptive innovations and to serve millions of people around the globe. Stedical Scientific has brought extraordinary clinical experience to patients through its signature product, PermeaDerm®, revolutionizing wound care.

Stedical Scientific’s growth strategy, in addition to marketing products in the U.S., is to expand extensively in the international market, while committed to substantially improving patient and clinician experiences through breakthrough technologies and changing the course of human health.

To learn more, visit www.stedical.com.

Forward-Looking Statements

Statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” and similar words or expressions, and the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements concerning, among other things, our partnership with Stedical Scientific, and the anticipated benefits and financial impact of the partnership. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Jessica Ekeberg

Phone +1-661-904-9269

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.